EXHIBIT 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three Months Ended March 31, 2004 and 2003
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31
	2004	2003
Loss from continuing operations	$(6,648)	$(11,959)
Earnings (loss) on discontinued operations	103	(2,059)
Cumulative effect of change in accounting	—	(6,874)

Net loss	$(6,545)	$(20,892)

Weighted average number of common shares outstanding:
Basic and Diluted*	48,332,774	48,890,996

Net loss per common share:
Basic from continuing operations	$(0.14)	$(0.25)
Discontinued operations	—	(0.04)
Cumulative effect of change in accounting	—	(0.14)

	$(0.14)	$(0.43)

Diluted from continuing operations	$(0.14)	$(0.25)
Discontinued operations	—	(0.04)
Cumulative effect of change in accounting	—	(0.14)

	$(0.14)	$(0.43)

*	The weighted-average number of shares outstanding is the same for basic and diluted loss per share as the effect of assuming conversion of potential common shares is antidilutive.